ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-134553 Dated April 4, 2008

Return Optimization Securities with Partial Protection

Linked to a Basket of Global Indices

Enhanced Return Strategies For Moderate-Return Environments

Lehman Brothers Holdings Inc. Notes Linked to a Basket of Global Indices

due May 21, 2009

Investment Description

These Return Optimization Securities with Partial Protection Linked to a Basket of Global Indices (the “Notes”) provide potential enhanced returns based on the positive performance of a basket composed of five global equity indices: the S&P 500® Index, the MSCI EM (Emerging Markets) Index, the NASDAQ-100 Index®, the Dow Jones EURO STOXX 50® Index and the MSCI United Kingdom IndexSM, as well as protection, at maturity of the Notes, of 10% of your principal. The Notes are designed to enhance returns in a moderate-return environment – meaning an environment in which stocks generally experience no more than moderate appreciation. If the Basket Return is positive, at the maturity of the Notes you will receive your principal plus a return equaling 200% of the Basket Return, up to the Maximum Gain, providing you with an opportunity to outperform the Basket Return. If the Basket Return is negative, at maturity of the Notes you will receive your principal reduced by 1% for every 1% the absolute value of the Basket Return exceeds the Protection Percentage. Partial principal protected investments (like the Notes) can help reduce portfolio risk while maintaining increased exposure to equities. The partial principal protection feature applies only at maturity. Investing in the Notes is subject to significant risks, including potential loss of up to 90% of your principal, and a capped appreciation at maturity.

Features

❑	Diversification: Investors can diversify into a basket of global indices.

❑	Growth Potential: Investors receive enhanced upside participation in the positive performance of a basket of global indices up to the Maximum Gain.

❑	Partial Protection of Principal: At maturity of the Notes, investors will receive a cash payment equal to at least 10% of their invested principal.

❑	Exposure to Foreign Exchange Rates: Investors may have limited direct exposure to fluctuations in the foreign exchange rates affecting the stocks included in the MSCI EM (Emerging Markets) Index.

Key Dates1

Trade Date	April 18, 2008
Settlement Date	April 23, 2008
Final Valuation Date	May 18, 2009
Maturity Date	May 21, 2009

1	In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same.

Security Offerings

We are offering Return Optimization Securities with Partial Protection Linked to a Basket of Global Indices. The Notes are linked to a basket of indices (the “Basket”) consisting of the S&P 500® Index, the MSCI EM (Emerging Markets) Index, the NASDAQ-100 Index®, the Dow Jones EURO STOXX 50® Index and the MSCI United Kingdom IndexSM (each, a “Basket Index” and, collectively, the “Basket Indices”). The return on the Notes, if any, is subject to, and will not exceed, a predetermined Maximum Gain. The Maximum Gain will be between 14.20% and 15.20% and will be determined on the Trade Date. The Notes are offered at a minimum investment of $1,000.

See “ Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 1080-I dated April 4, 2008 underlying supplement no. 1220 dated April 3, 2008 and this term sheet. See “Key Risks” on page 5, the more detailed “Risk Factors” beginning on page SS-1 of product supplement no. 1080-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of underlying supplement no. 1220 for risks related to the Basket Indices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 1080-I, underlying supplement no. 1220 or any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	$10.00	$0.125	$9.875
Total

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 1080-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 1220 (which describes the Basket Indices, including risk factors specific to each). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1080-I, underlying supplement no. 1220, this term sheet, any other relevant terms supplement and any other relevant free writing prospectus for complete details. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 1080-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1080-I and “Risk Factors” in the accompanying underlying supplement no. 1220, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement no. 1080-I dated April 4, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508074806/d424b2.htm

♦	Underlying supplement no. 1220 dated April 3, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508074242/d424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Return Optimization Securities with Partial Protection Linked to a Basket of Global Indices that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦

You believe that the Basket will appreciate moderately—meaning that you believe the Basket will appreciate over the term of the Notes and that such appreciation, as leveraged by the Leverage Factor, is unlikely to exceed the indicative Maximum Gain at maturity

♦	You are willing and able to risk losing up to 90% of your investment

♦	You are willing to hold the Notes to maturity and are aware that there might be little or no secondary market for the Notes

♦	You do not seek current income from this investment

♦	You are willing to invest in the Notes based on a Maximum Gain of between 14.20% and 15.20% (the actual Maximum Gain will be determined on the Trade Date)

♦	You seek an investment with a return linked to the performance of the Basket and exposure to U.S. and global markets

The Notes may not be suitable for you if, among other considerations:

♦	You do not seek an investment with exposure to U.S. and global markets

♦	You are unable or unwilling to hold the Notes to maturity

♦

You seek an investment whose return is not subject to a cap that is equivalent to the Maximum Gain, which will be between 14.20% and 15.20% (the actual Maximum Gain will be determined on the Trade Date)

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

♦	You seek current income from your investments

♦	You seek an investment for which there will be an active secondary market

♦	You seek an investment that offers 100% principal protection when the Notes are held to maturity

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 5, “Risk Factors” in product supplement no. 1080-I, underlying supplement no. 1220 and the MTN prospectus supplement for risks related to an investment in the Notes.

Indicative Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$10 per Note

Term	13 months

Basket

The Notes are linked to a basket consisting of the S&P 500® Index (SPX), the MSCI EM (Emerging Markets) Index (MXEF), the NASDAQ-100 Index® (NDX), the Dow Jones EURO STOXX 50® Index (SX5E) and the MSCI United Kingdom IndexSM (MXGB) (each, a “Basket Index” and, collectively, the “Basket Indices”).

Index Weightings	S&P 500® Index	30%
	MSCI EM (Emerging Markets) Index	30%
	NASDAQ-100 Index®	20%
	Dow Jones EURO STOXX 50® Index	10%
	MSCI United Kingdom IndexSM	10%

Leverage Factor	2

Protection Percentage	10%

Payment at Maturity (per $10)

If the Basket Return (as defined below) is positive, you will receive a cash payment, per $10 Note principal amount, equal to:

$10 + ($10 × Leverage Factor × Basket Return);

provided, however, that in no event will you receive an amount greater than $10 + ($10 × the Maximum Gain).

If the Basket Return is between 0% and -10% inclusive, you will receive a cash payment of $10 per $10 Note principal amount.

If the Basket Return is less than -10%, you will receive a cash payment, per $10 Note principal amount, equal to:

$10 + [$10 × (Basket Return + Protection Percentage)].

In this scenario, you could lose up to 90% of your principal, depending on how much the Basket declines.

Basket Return	Basket Ending Level - Basket Starting Level Basket Starting Level

Maximum Gain	14.20% to 15.20%. The actual Maximum Gain will be determined on the Trade Date.

Basket Starting Level	Set equal to 100 on the Trade Date

Basket Ending Level

The Basket closing level on the Final Valuation Date. On the Final Valuation Date, the Basket closing level will be calculated as follows:

100 × [1+ (the S&P 500® Index Return × 30%) + (the MSCI EM (Emerging Markets) Index Return × 30%) + (the NASDAQ-100 Index® Return × 20%) + (the Dow Jones EURO STOXX 50® Index Return × 10%) + (the MSCI United Kingdom IndexSM Return × 10%)]

The “S&P 500® Index Return,” the “MSCI EM (Emerging Markets) Index Return,” the “NASDAQ-100 Index® Return,” the “Dow Jones EURO STOXX 50® Index Return” and the “MSCI United Kingdom IndexSM Return” are the performance of the respective Basket Indices, calculated, in each case, as the percentage change from the related index closing level on the Trade Date to the related index closing level on the Final Valuation Date. See the definition of Index Return under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 1080-I.

CUSIP	52523J172

ISIN	US52523J1723

Determining Payment at Maturity

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples reflect the Leverage Factor of 2 and assume a Maximum Gain of 14.70% (the midpoint of the range of 14.20% to 15.20%) and assume a range of Basket Returns from +40% to -40%. The actual Maximum Gain will be set on the Trade Date.

Example 1—The level of the Basket increases from the Basket Starting Level of 100 to a Basket Ending Level of 105. Because the Basket Ending Level is 105 and the Basket Starting Level is 100, the Basket Return is 5%, calculated as follows:

(105 – 100)/100 = 5%

Because the Basket Return is 5%, the Payment at Maturity is equal to $11.00 per $10 Note principal amount calculated as follows:

$10 + ($10 × 2 × 5%) = $11.00

Example 2—The level of the Basket increases from the Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, the Basket Return is 10%, calculated as follows:

(110 – 100)/100 = 10%

Because the Basket Return is 10% and the Leverage Factor is 2, the return on the Notes would be equal to 20%, but it is subject to the Maximum Gain of 14.70%. Therefore, the Payment at Maturity is equal to $11.47 per $10 Note principal amount, calculated as follows:

$10 + ($10 × 14.70%) = $11.47

Example 3—The level of the Basket decreases from the Basket Starting Level of 100 to a Basket Ending Level of 95. Because the Basket Ending Level is 95 and the Basket Starting Level is 100, the Basket Return is -5%, calculated as follows:

(95 – 100)/100 = -5%

Because the Basket Return is -5%, the absolute value of which is less than the Protection Percentage, the Payment at Maturity is $10.00 per $10 Note principal amount (a zero return).

Example 4—The level of the Basket decreases from the Basket Starting Level of 100 to a Basket Ending Level of 85. Because the Basket Ending Level is 85 and the Basket Starting Level is 100, the Basket Return is -15%, calculated as follows:

(85 – 100)/100 = -15%

Because the Basket Return is -15%, the absolute value of which is more than the Protection Percentage, you will lose 1% of principal for each 1% that the absolute value of the Basket Return exceeds the Protection Percentage and the Payment at Maturity is equal to $9.50 per $10 (a loss of 5%) Note principal amount calculated as follows:

$10 + ($10 × -5%) = $9.50

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. Subject to certain limitations, and based on certain factual representations received from us, in the opinion of Sidley Austin LLP, it is reasonable to treat a Note as a cash-settled financial contract for U.S. federal income tax purposes. Pursuant to this agreed upon treatment of the Notes, you will not be required to accrue any income on a Note prior to a sale, exchange or other disposition of a Note prior to maturity or the maturity of a Note. In addition, pursuant to this agreed upon treatment of the Notes, any gain or loss recognized by you upon a sale, exchange or other disposition of a Note or at maturity will be treated as long-term capital gain or loss if you have held such Note for more than one year as of the date of such sale, exchange or other disposition of the Note or maturity.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 1080-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1080-I.

Key Risks

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. Some of these risks are summarized below and are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1080-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1220, which you are urged to read. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances. Investing in the Notes is not equivalent to investing directly in any of the stocks included in the Basket Indices.

♦

Your Investment in the Notes May Result in a Loss: The Notes do not guarantee any return of principal in excess of $1.00 per $10 Note principal amount. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any decline in the Basket if, and to the extent to which, the Basket Return is lower than -10%. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL IF THE BASKET DECLINES.

♦

Partial Protection Only Applies if You Hold the Notes to Maturity: You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market, you may have to sell them at a discount and you will not have partial principal protection for a decline in the Index up to 10%. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

Maximum Gain: An investment in the Basket may exceed the Maximum Gain of between 14.20% to 15.20% (to be determined on the Trade Date). YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM GAIN.

♦

Changes in the Level of the Basket Indices May Offset Each Other: The Notes are linked to a weighted basket composed of the Basket Indices. At a time when the level of one or more of the other Basket Indices increases, the level of one or more of the other Basket Indices may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket Indices may be moderated, or offset, by lesser increases or declines in the level of one or more of the other Basket Indices.

♦

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Basket Indices would have.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the Payment at Maturity described in this term sheet is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

An Investment in the Notes is Subject to Risks Associated with Non-U.S. Securities Markets: The stocks that constitute the MSCI EM (Emerging Markets) Index, the Dow Jones EURO STOXX 50® Index and the MSCI United Kingdom IndexSM have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

♦

There are Risks in Emerging Markets: Countries with emerging markets may have relatively unstable governments, may present risks of nationalization of businesses, may impose restrictions on foreign ownership, foreign currency exchange and the repatriation of assets, and may be less protective of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local, regional and global economic and trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

♦

The Basket Return Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect the Basket Indices, and the Notes Will Have Exposure to Certain Exchange Rate Fluctuations: The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the Basket Indices are denominated or stocks included in the Basket Indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity. While the MSCI EM (Emerging Markets) Index is denominated in U.S. dollars, its component stocks are denominated in other currencies. As a result, you will have foreign currency exposure with respect to that Basket Index, and the value of your Notes will be affected by exchange rate fluctuations between the U.S. dollar and the currencies in which such component stocks are based. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, the value of your Notes may increase or decrease at maturity irrespective of the return of the Basket Index.

♦

Dealer Incentives: We, our affiliates and agents, and UBS Financial Services Inc., and its affiliates, act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as principals, agents or dealers in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes, and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.125 per $10 Note principal amount to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

We are One of the Companies that Make up the S&P 500® Index: We are one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the S&P 500® Index and the value of the Notes.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents may publish or may have published research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish or may have published research or other opinions that are inconsistent with purchasing or holding the Notes. You should make your own independent investigation of the merits of investing in the Notes which are linked to the Basket.

♦

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the Notes will be affected by a number of economic and market factors over which we have no control and that cannot be readily foreseen. These factors may include, but are not limited to, economic events, changes in monetary policy, inflation, interest rate volatility, supply and demand for the Notes, market expectations, political, legislative, accounting, tax and other regulatory events, and financial events that may either offset or magnify each other and which are described in more detail in the product supplement no. 1080-I.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

♦

Credit of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

Hypothetical Historical Basket Performance

The graph below illustrates the hypothetical historical performance of the Basket from April 1, 1998 to April 1, 2008 assuming a Basket level of 100 on April 1, 2008. The hypothetical historical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Basket Indices and (ii) the Index Weightings indicated under “Indicative Terms” above. Neither the hypothetical historical performance of the Basket nor the actual historical performance of the Basket Indices should be taken as indications of future performance of the Basket or any of the Basket Indices.

Source: Lehman Brothers Inc.

S&P 500® Index

The S&P 500® Index is published by Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. As discussed more fully in underlying supplement no. 1220 under the heading “The S&P 500® Index,” the S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The ten main sectors of companies comprising the S&P 500® Index, along with the number of companies included in each group as of March 31, 2008 are indicated below: Consumer Discretionary (86); Consumer Staples (40); Energy (36); Financials (92); Health Care (51); Industrials (56); Information Technology (71); Materials (28); Telecommunications Services (9); and Utilities (31).

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Markets page “SPX <Index> <GO>“ or from the S&P website at www.standardandpoors.com.

The graph below illustrates the performance of the S&P 500® Index from April 1, 1998 to April 1, 2008. The historical levels of the S&P 500® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P 500® Index closing level on April 1, 2008 was 1,370.18.

The information on the S&P 500® Index provided in this document should be read together with the discussion under the heading “The S&P 500® Index” beginning on page US-6 of underlying supplement no. 1220. Information contained in the S&P website referenced above is not incorporated by reference in, and should not be considered a part of, this term sheet.

MSCI EM (Emerging Markets) Index

The MSCI EM (Emerging Markets) Index is published by MSCI, Inc. As discussed more fully in underlying supplement no. 1220 under the heading “The MSCI EM (Emerging Markets) Index”, the MSCI EM (Emerging Markets) Index is a free float-adjusted market capitalization index that is intended to measure the performance of certain emerging equity markets. As of April 1, 2008, the MSCI EM (Emerging Markets) Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

You can obtain the level of the MSCI EM (Emerging Markets) Index at any time from the Bloomberg Financial Markets page “MXEF <Index> <GO>“ or from the MSCI Barra website at www.mscibarra.com.

The graph below illustrates the performance of the MSCI EM (Emerging Markets) Index from April 1, 1998 to April 1, 2008. The historical levels of the MSCI EM (Emerging Markets) Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The MSCI EM (Emerging Markets) Index closing level on April 1, 2008 was 1,113.77.

The information on the MSCI EM (Emerging Markets) Index provided in this document should be read together with the discussion under the heading “MSCI EM (Emerging Markets) Index” beginning on page US-18 of underlying supplement no. 1220. Information contained in the MSCI Barra website referenced above is not incorporated by reference in, and should not be considered a part of, this term sheet.

NASDAQ-100 Index®

The NASDAQ-100 Index® is calculated, maintained, published and disseminated by the Nasdaq Stock Market, Inc. (“Nasdaq”) As discussed more fully in underlying supplement no. 1220 under the heading “The NASDAQ -100 Index®”, the NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on the Nasdaq Global Market or Nasdaq Global Select Market tiers of the Nasdaq. A current list of the stocks that comprise the NASDAQ-100 Index® is available on the Nasdaq website at www.nasdaq.com.

You can obtain the level of the NASDAQ-100 Index® at any time from the Bloomberg Financial Markets page “NDX <Index> <GO>“ or from the Nasdaq website at www.nasdaq.com.

The graph below illustrates the performance of the NASDAQ-100 Index® from April 1, 1998 to April 1, 2008. The historical levels of the NASDAQ-100 Index® should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The NASDAQ-100 Index® closing level on April 1, 2008 was 1,855.48.

The information on the NASDAQ-100 Index® provided in this document should be read together with the discussion under the heading “The NASDAQ-100 Index®” beginning on page US-29 of underlying supplement no. 1220. Information contained in the Nasdaq website referenced above is not incorporated by reference in, and should not be considered a part of, this term sheet.

Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange AG. As discussed more fully in underlying supplement no. 1220 under the heading “The Dow Jones EURO STOXX 50® Index”, the Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made annually to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website at www.stoxx.com.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX Limited website at www.stoxx.com.

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from April 1, 1998 to April 1, 2008. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Dow Jones EURO STOXX 50® Index closing level on April 1, 2008 was 3,753.55.

The information on the Dow Jones EURO STOXX 50® Index provided in this document should be read together with the discussion under the heading “The Dow Jones EURO STOXX 50® Index” beginning on page US-24 of underlying supplement no. 1220. Information contained in the STOXX Limited website referenced above is not incorporated by reference in, and should not be considered a part of, this term sheet.

MSCI United Kingdom IndexSM

The MSCI United Kingdom IndexSM is published by MSCI, Inc. As discussed more fully in underlying supplement no. 1220 under the heading “The MSCI United Kingdom IndexSM”, the MSCI United Kingdom IndexSM is a free float-adjusted market capitalization index that is intended to measure equity market performance in the United Kingdom. The MSCI United Kingdom IndexSM has a base date of December 31, 1969 and is calculated in Pounds Sterling on a real time basis and disseminated every 15 seconds during market trading hours. As of April 1, 2008 the five largest sector weights were: Financials (23.903%), Energy (18.062%), Consumer Staples (13.298%), Materials (12.165%) and Telecommunication Services (7.681%).

You can obtain the level of the MSCI United Kingdom IndexSM at any time from the Bloomberg Financial Markets page “MXGB <Index> <GO>“ or from the MSCI Barra website at www.mscibarra.com.

The graph below illustrates the performance of the MSCI United Kingdom IndexSM from April 1, 1998 to April 1, 2008. The historical levels of the MSCI United Kingdom IndexSM should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The MSCI United Kingdom IndexSM closing level on April 1, 2008 was 1,744.64.

The information on the MSCI United Kingdom IndexSM provided in this document should be read together with the discussion under the heading “The MSCI United Kingdom IndexSM“ beginning on page US-11 of underlying supplement no. 1220. Information contained in the MSCI Barra website referenced above is not incorporated by reference in, and should not be considered a part of, this term sheet.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and Lehman Brothers Inc. (together, the “Agents”), and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sales of the Notes.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.